                                                                    EXHIBIT 5.1

                       [LETTERHEAD OF GARY W. KYLE, ESQ.]


                               November 13, 2001


Sempra Energy
101 Ash Street
San Diego, CA  92101

          Re: Registration Statement on Form S-3 of Sempra Energy, Sempra Energy Global Enterprises, Inc., Sempra Energy Capital Trust II and Sempra Energy Capital Trust III
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Ladies and Gentlemen:

     I am the Chief Corporate Counsel of Sempra Energy, a California corporation. In connection with the registration statement on Form S-3 filed on October 1, 2001 (the "Registration Statement") by Sempra Energy, a California corporation, Sempra Energy Global Enterprises, a California corporation, Sempra Energy Capital Trust II, a Delaware trust, and Sempra Energy Capital Trust III, a Delaware trust (collectively, the "Registrants"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, you have requested my opinion with respect to the matters set forth below.

     I have reviewed the prospectus (the "Prospectus") which is a part of the Registration Statement. The Prospectus provides that it will be supplemented in the future by one or more supplements to the Prospectus (each a "Prospectus Supplement"). The Prospectus as supplemented by various Prospectus Supplements will provide for the registration of up to $2,000,000,000 aggregate offering price of (i) one or more series of unsecured senior or subordinated debt securities (the "Debt Securities") which may be issued by Sempra Energy or Sempra Energy Global Enterprises, (ii) shares of common stock, without par value, which may be issued by Sempra Energy (the "Common Stock"), (iii) shares of preferred stock, without par value, which may be issued by Sempra Energy (the "Preferred Stock"), (iv) trust preferred securities (the "Trust Preferred Securities") which may be issued by each of Sempra Energy Capital Trust II and Sempra Energy Capital Trust III (each, a "Trust") pursuant to their respective Amended and Restated Declaration of Trust (each an "Amended Declaration"), (v) warrants to purchase Debt Securities, which may be issued by Sempra Energy or Sempra Energy Global Enterprises, or warrants to purchase Preferred Stock or Common Stock, which may be issued by Sempra Energy (the "Warrants"), (vi) securities purchase contracts which may be issued by Sempra Energy to purchase Common Stock, Preferred Stock or Debt Securities of Sempra Energy (the "Securities Purchase Contracts"), (vii) securities purchase units which may be issued by Sempra Energy to purchase Common Stock, Preferred Stock or Debt Securities of Sempra Energy (the "Securities Purchase Units"), (viii) depositary shares that may be issued by Sempra Energy (the "Depositary Shares") and (ix) guarantees of Trust Preferred Securities of the Trusts which may be issued by Sempra Energy (the "Trust Preferred Securities Guarantees") and guarantees of Debt Securities of Sempra Energy Global Enterprises which may be issued by Sempra Energy (the "Debt Securities Guarantees," and together with the Trust Preferred
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Sempra Energy
November 13, 2001
Page 2

Securities Guarantees, the "Guarantees") described below pursuant to one or more guarantee agreements (each a "Guarantee Agreement"). The Debt Securities, the Guarantees, the Depositary Shares, the Securities Purchase Contracts, the Securities Purchase Units, the Warrants and the Common and Preferred Stock are collectively referred to herein as the "Securities." The terms of Debt Securities may provide that they are exchangeable and/or convertible into shares of Common Stock. Any Debt Securities will be issued pursuant to one or more indentures and one or more supplements thereto (collectively, the "Indentures"), between the issuer of such Debt Securities and a trustee (each, a "Trustee").

     In my capacity as Chief Corporate Counsel, I am generally familiar with the proceedings taken and proposed to be taken by the Registrants in connection with the authorization and issuance of the Securities, and, for purposes of this opinion, have assumed such proceedings will be timely and properly completed in the manner presently proposed and that the terms of each issuance will otherwise be in compliance with the law.

     I have made such legal and factual examinations and inquiries, including an examination of originals and copies certified or otherwise identified to my satisfaction, of all such documents, corporation records and instruments of the Registrants as I have deemed necessary or appropriate for purposes of this opinion. In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and the conformity to authentic original documents of all documents submitted to me as copies.

     I have been furnished with, and with your consent have exclusively relied upon, certificates of officers of the Registrants with respect to certain factual matters. In addition, I have obtained and relied upon such certificates and assurances from public officials as I have deemed necessary.

     I am opining herein as to the effect on the subject transaction only of the federal securities laws of the United States and the State of California and I express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of California, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

     Subject to the foregoing and the other qualifications set forth herein, it is my opinion that, as of the date hereof, Sempra Energy has the authority pursuant to its Articles of Incorporation to issue up to 750,000,000 shares of Common Stock and 50,000,000 shares of Preferred Stock. Upon adoption by the Board of Directors of Sempra Energy of any necessary further resolutions in form and content as required by applicable law and upon issuance and delivery of and payment for such shares, such shares of Common Stock (including any Common Stock duly issued upon the exchange or conversion of Preferred Stock or Debt Securities that are exchangeable or convertible into Common Stock, or upon the exercise of Warrants or Securities Purchase Contracts and Securities Purchase Units that are exercisable for Common Stock, and such shares of Preferred Stock, including any Preferred Stock duly issued upon the exchange or conversion of any Debt Securities that are exchangeable or convertible into Preferred Stock, or
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Sempra Energy
November 13, 2001
Page 3

upon the exercise of Warrants or Securities Purchase Contracts and Securities Purchase Units that are exercisable for Preferred Stock.

     The opinion set forth above is subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought; and (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy. I express no (i) opinion concerning the enforceability of any waiver of rights or defenses with respect to stay, extension or usury laws; or
(ii) with respect to whether acceleration of Debt Securities may affect the collectibility of any portion of the stated principle amount thereof which might be determined to constitute unearned interest thereon.

     To the extent that the opinions expressed above may be dependent upon such matters, I assume for purposes of this opinion that (i) Sempra Energy is duly organized, validly existing and in good standing under the laws of the State of California, (ii) any Preferred Stock convertible into shares of Common Stock has been issued in accordance with Sempra Energy's charter and with applicable law,
(iii) any Debt Securities convertible into shares of Common Stock have been established and issued in accordance with the terms of the applicable Indenture and with applicable law, (iv) any such Debt Security and Indenture, and any Warrant and the related warrant agreement (a "Warrant Agreement"), Securities Purchase Contact and Securities Purchase Unit, have been duly authorized, executed and delivered by each of the parties thereto, and are enforceable against each of the parties thereto in accordance with the terms thereof and with applicable law, (v) that Sempra Energy is duly qualified to engage in the activities contemplated by the Debt Securities, Indentures, Warrants, Warrant Agreements, Securities Purchase Contracts and Securities Purchase Units, and
(vi) Sempra Energy has the requisite corporate and legal power and authority to perform its obligations under the Debt Securities, Indentures, Warrants, Warrant Agreements, Securities Purchase Contracts and Securities Purchase Units.

     I consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to me under the caption "Validity of the Securities and the Guarantees" in the Prospectus included therein.

                              Very truly yours,

                              /s/ Gary W. Kyle
                              -----------------------
                              Gary W. Kyle, Esq.
                              Chief Corporate Counsel